EXHIBIT 99.1

May 30, 2024

Dear Stockholders:

As communicated in a joint press release dated March 14, 2024 issued by LZG International, Inc. (“FatBrain AI”) and Genius Group Limited (“Genius Group”), and a recent Stockholder Letter filed by FatBrain AI on Form 8-K on May 2, 2024, FatBrain AI and Genius Group completed their previously announced agreement to join forces pursuant to an Asset Purchase Agreement dated January 23, 2024 (the “Purchase Agreement”).  Under the Purchase Agreement, Genius Group acquired in an all-share transaction the AI software assets, customer relationships and specific operations of FatBrain AI, leaving Genius Group as the parent company with the FatBrain AI assets existing as a wholly owned subsidiary of Genius Group.  The combined company is listed on the NYSE American and is trading under the ticker symbol “GNS.”

Under the terms of the Purchase Agreement, FatBrain AI received as part of a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, 73,873,784 shares of Genius Group common stock (such shares of common stock, the “Consideration Shares”). The Consideration Shares are currently being held in restricted book-entry form in the name of FatBrain AI by Genius Group’s transfer agent, VStock Transfer. Following the conclusion of a six-month lock-up period pursuant to the terms of the Purchase Agreement that commenced on the closing date of the transaction and is scheduled to expire on September 14, 2024, the Consideration Shares will be distributed to the stockholders of FatBrain AI based upon an exchange ratio that entitles each FatBrain AI stockholder to receive one (1) share of common stock in Genius Group for every three and eight one hundredth (3.08) shares such stockholder holds of FatBrain AI common stock.

To ensure that FatBrain AI stockholders have liquidity as soon as the terms of the Purchase Agreement permit, we are currently working with Genius Group on a resale registration statement so, subject to SEC approval, it is effective no later than September 16, 2024 (the next business day following September 14, 2024, which is a Saturday).  Once the resale registration statement is effective or an exemption is available from the SEC’s registration requirements, you will be able to trade your shares of Genius Group.

We are very excited about the prospects for the combined business and are grateful for your continued confidence and support as we forge ahead.

Should you have any questions, please feel free to contact me at peter.ritz@fatbrain.ai.

Respectfully,

/s/ Peter Ritz
Peter Ritz
CEO, LZG International, Inc.